Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206140, No. 333-212193, and No. 333-248110 on Form S-8 of our report dated April 15, 2021, relating to the financial statements of Unique Fabricating, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Detroit, Michigan
April 15, 2021